Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares U.S. Credit Bond ETF (ISHCRED) iShares Edge U.S. Fixed Income Balanced Risk ETF (ISHFIBR) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR) iShares iBoxx $ Investment Grade Corporate Bond ETF
(ISHINTOP)
iShares Core Total USD Bond Market ETF (ISHIUSB)
BlackRock Alternative Strategies Fund - Trading Account
(ACS-TRD)
Strategic Income Opportunities Fund (BR-SIP)
FDP BlackRock CoreAlpha Bond Fund (FDP-FT)
CoreAlpha Bond Master Portfolio (MIP_CORA)
AST BlackRock Global Strategies Portfolio (Core Active)
(PRU-AA-CAB)

The Offering


Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
09-26-2017

Security Type:
BND/CORP


Issuer
The Goldman Sachs Group, Inc. (2025)

Selling
Underwriter
Goldman Sachs and Co. LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)

Goldman Sachs & Co. LLC,ABN AMRO
Securities (USA) LLC,BBVA Securities
Inc.,BNY Mellon Capital
Markets,LLC,Capital One
Securities,Inc.,ING Financial Markets
LLC,KeyBanc Capital Markets Inc.,Lloyds
Securities Inc.,
Mizuho Securities USA
LLC,nabSecurities,LLC,Natixis Securities
Americas LLC,PNC Capital Markets LLC,RBC
Capital Markets,LLC,RBS Securities
Inc.,Santander Investment Securities
Inc.,Scotia Capital (USA) Inc.,
SMBC Nikko Securities
America,Inc.,Standard Chartered
Bank,SunTrust Robinson Humphrey,Inc.,TD
Securities (USA) LLC,The Huntington
Investment Company,UniCredit Capital
Markets LLC,U.S. Bancorp Investments,Inc.,
Westpac Capital Markets,LLC,Academy
Securities,Inc.,Drexel
Hamilton,LLC,Mischler Financial
Group,Inc.,Multi-Bank Securities,Inc.


Transaction Details

Date of Purchase
09-26-2017


Purchase
Price/Share
(per share / %
of par)
$100

Total
Commission,
Spread or
Profit
0.400%


1.	Aggregate Principal Amount Purchased
(a+b)
 $136,644,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$ 56,105,000

b. Other BlackRock Clients
$80,539,000

2.	Aggregate Principal Amount of
Offering
$2,500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.05466


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Arushi Bhasin
Date:
09-28-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
09-28-2017

Global Syndicate Team Member